[EXECUTION COPY]

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     AGREEMENT, made and entered into as of this 8th day of May, 2008, by and between, Security Capital Assurance Ltd, a Bermuda corporation (the “Company”), and Paul S. Giordano (the “Executive”) to amend and restate an agreement between the parties dated as of August 2, 2006 (the “Prior Agreement”).

     WHEREAS, the Executive had been employed by XL Capital Ltd as its Executive Vice President, Chief Executive of the Financial Products & Services Operations, which has included the business of the Company;

     WHEREAS, the Executive and the Company desired that the Executive cease to be an employee of XL Capital Ltd and become the President and Chief Executive Officer of the Company on the terms and subject to the conditions set forth herein, effective upon the consummation of the initial public offering of the common stock of the Company;

     WHEREAS, the Executive and the Company now wish to amend the Prior Agreement to bring it into compliance with the requirements of Section 409A of the Internal Revenue Code and the treasury regulations and other official guidance promulgated thereunder.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company, and the Executive (the “Parties”) agree as follows:

     1. EMPLOYMENT.

     The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2, below, in the position and with duties and responsibilities set forth in Section 3, below, and upon such other terms and conditions as are hereinafter stated.

     2. TERM OF EMPLOYMENT.

     The stated term of employment under this Agreement commenced on August 2, 2006 (the “Date of the Agreement”) and shall continue through the close of business on the third anniversary of the Date of the Agreement, subject to earlier termination as provided in Section 8, below, and extension as provided in the next succeeding sentence. On the third anniversary of the Date of the Agreement and on each anniversary thereafter, the stated term of employment shall be automatically extended for an additional one year unless the Company gives notice in writing to the Executive or the Executive gives notice in writing to the Company at least three months prior to such anniversary that the term is not to be so extended.

     3. POSITIONS, DUTIES AND RESPONSIBILITIES.

     (a) General. The Executive shall be employed as President and Chief Executive Officer of the Company. In such position, the Executive shall have the duties, responsibilities and authority normally associated with the office, position and titles of such an officer of a financial guaranty company, or holding company, whose shares are publicly traded in the United States. In carrying out his duties and responsibilities, the Executive shall report to the Board of Directors of the Company. It is the intention of the parties that the Executive will serve as a member of the Board of Directors of the Company. During the term of this Agreement, the Executive shall also serve as the President and Chief Executive Officer of SCA Holdings US Inc., the Chief Executive Officer of XL Capital Assurance Inc. and as a member of the Board of Directors of XL Financial Assurance Ltd. During the term of this Agreement, the Executive shall devote his full business time to the business and affairs of the Company and its subsidiaries, and shall use his best efforts, skills and abilities to promote the interests of the Company and its subsidiaries; provided, however, the Executive may serve on up to two boards of directors of other entities, so long as such service does not interfere with the Executive’s performance of his duties hereunder or result in any conflict of interest with the Company.

     (b) Performance of Services. The Executive’s services under this Agreement, which are global in nature, shall be performed either in the greater New York City metropolitan area or Bermuda, as reasonably requested by the Company in accordance with the guidelines established by the Company from time to time for the location of the performance of services on behalf of the Company and its subsidiaries. The Executive acknowledges that the Company may require the Executive to travel to the extent such travel is reasonably necessary to perform the services hereunder and that such travel may be extensive. To the extent reasonably requested by the Company, the Executive shall allocate greater business time to a location other than his principal business location, if necessary.

     4. BASE SALARY.

     The Executive shall be paid a Base Salary by the Company not less than US$600,000, payable in accordance with the Company’s regular pay practices. Such Base Salary shall be subject to annual review in accordance with the Company’s practices for executives as in effect from time to time and may be increased at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

     5. BONUSES.

     In addition to the Base Salary provided for in Section 4, above, the Executive shall be eligible for an annual cash bonus under the Company’s Annual Incentive Compensation Plan as in effect from time to time, with an annual target bonus equal to 200% of the Executive’s Base Salary. The Executive may be awarded such annual bonuses thereunder as may be approved by the Compensation Committee based on corporate, individual and business unit performance measures, as appropriate, established or approved from time to time, by the Compensation Committee. Any annual bonus shall be paid in cash in a lump sum no later than March 15 following the year for which the annual bonus is paid, unless deferred at the Executive’s option in accordance with the provisions of any applicable deferred compensation plan of the Company or it subsidiaries in effect from time to time. Nothing in this Section 5 shall confer upon the Executive any right to a minimum annual bonus.

     6. EMPLOYEE BENEFIT PROGRAMS.

     During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in all employee retirement, pension, welfare and benefit programs of the Company as are in effect from time to time and in which similarly situated senior executives of the Company are eligible to participate.

     7. BUSINESS EXPENSE REIMBURSEMENT AND FRINGE BENEFITS.

     During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in the Company’s travel and entertainment expense reimbursement programs and its executive fringe benefit plans and arrangements, all in accordance with the terms and conditions of such programs, plans and arrangements as in effect from time to time as applied to the Company’s similarly situated executives.

     8. TERMINATION OF EMPLOYMENT.

     (a) Termination due to Death. In the event the Executive dies during the term of employment hereunder, the Executive’s spouse, if the spouse survives the Executive, (or, if the Executive’s spouse does not survive him, the estate or other legal representative of the Executive) shall be entitled to receive the Base Salary as provided in Section 4, above, at the rate in effect at the time of Executive’s death, to be paid in accordance with the Company’s regular payroll practices (as in effect at the time of death), through the end of the sixth month after the month in which the Executive dies. In addition to the above, the estate or other legal representative of the Executive shall be entitled to:

     (i) any annual bonus awarded in accordance with the Company’s bonus program but not yet paid under Section 5 above, to be paid at the time such bonus would otherwise be due under Section 5 above, and reimbursement of business expenses incurred prior to death in accordance with Section 7 above,

     (ii) within 45 days after the date of death, a pro rata bonus for the year of death in an amount determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive’s average annual bonus for the immediately preceding three years (or the period of the Executive’s employment with the Company, if less),

     (iii) the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive determined in accordance with the terms thereof,

     (iv) for a period of six months following the Executive’s death, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive’s dependents, if any, under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the dependents) as is then in existence for other executives during the coverage period; provided, that, if the Executive’s dependents cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted, and

     (v) the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6, above, determined in accordance with the applicable terms and provisions of such programs.

     (b) Termination due to Disability. In the event (x) the Executive’s employment hereunder is terminated due to his disability, as determined under the Company’s long-term disability plan, or (y) the Executive incurs a separation from service pursuant to Code Section 409A as a result of his incapacity due to physical or mental illness (in which case he shall be terminated for disability at the date of the separation from service), the Executive shall be entitled to the following amounts:

     (i) a cash lump sum payment made, within sixty (60) days after the date of termination, in an amount equal to the Base Salary as provided in Section 4 above, that would have been paid to the Executive had he remained employed through the end of the sixth month after the month in which the Executive’s employment terminates due to disability,

     (ii) any annual bonus awarded in accordance with the Company’s bonus program but not yet paid under Section 5 above, to be paid at the time such bonus would otherwise be due under Section 5 above, and reimbursement of business expenses incurred prior to termination of employment in accordance with Section 7(a) above,

     (iii) within 60 days after the date of termination, a pro rata bonus for the year of termination in an amount determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive’s average annual bonus for the immediately preceding three years (or the period of the Executive’s employment with the Company, if less),

     (iv) the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof,

     (v) for a period of six months following the termination of the Executive’s employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; provided further, however, that, in the event the Executive becomes re-employed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and

     (vi) the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, determined in accordance with the applicable terms and provisions of such programs.

     (c) TERMINATION FOR CAUSE.

          (i) The employment of the Executive under this Agreement may be terminated by the Company for Cause, such termination to be effective upon the Company giving the Executive written notice of termination in accordance with the provisions of this Agreement. For this purpose, “Cause” shall mean:

(A)	conviction of the Executive of a felony involving moral turpitude, dishonesty or laws to which the Company or its Affiliates are subject in connection with the conduct of its or their business;

(B)	the Executive, in carrying out his duties for the Company under this Agreement, has been guilty of (1) willful misconduct or (2) substantial and continual refusal by the Executive to perform the duties assigned to the Executive pursuant to the terms hereof; provided, however, that any act or failure to act by the Executive shall not constitute Cause for purposes of this Section 8(c)(i)(B) if such act or failure to act was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the overall best interests of the Company, as the case may be. The determination of whether the Executive acted in good faith and that he reasonably believed his action to be in the Company’s overall best interest, as the case may be, will be in the reasonable and good faith judgment of the Compensation Committee and/or the Audit Committee; or

(C)	the Executive’s continued willful refusal to obey any lawful policy or requirement duly adopted by the Company’s Board of Directors and the continuance of such refusal after receipt of written notice.

(ii) In the event of a termination for Cause under Section 8(c)(i), above, the Executive shall be entitled only to:

(A)	Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment for Cause, through the date on which termination for Cause occurs, to be paid in accordance with the Company’s regular payroll practices,

(B)	the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof, and

(C)	the vested accrued benefits, if any, under employee benefit programs of the Company, as provided in Section 6, above, and re-imbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program as described in Section 7, above, determined in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs; provided that the Executive shall not be entitled to any such benefits unless the terms and provisions of such programs expressly state that the Executive shall be en titled thereto in the event his employment is terminated for Cause (as defined in this Agreement or otherwise).

     (d) TERMINATION WITHOUT CAUSE.

          (i) Anything in this Agreement to the contrary notwithstanding, the Executive’s employment may be terminated by the Company without Cause as provided in this Section 8(d). A termination due to death or disability, as described in Section 8(a) or (b), above, or a termination for Cause, as described in Section 8(c), above, shall not be deemed a termination without Cause under this Section 8(d). For the avoidance of doubt, if a notice of non-renewal of this Agreement pursuant to Section 2 is issued by the Company and, within six (6) months thereafter, a written notice is issued (x) by the Company to the Executive of its intention to terminate the employment relationship with Executive at the end of the Term or (y) by the Executive to the Company of Executive’s intention to terminate the employment relationship with the Company at the end of the Term, the termination of the Executive’s employment at the end of the Term shall be considered a termination by the Company without Cause hereunder.

          (ii) In the event the Executive’s employment is terminated by the Company without Cause (x) prior to a Change in Control or (y) following the Post-Change Period (as hereinafter defined), the Executive shall be entitled to:

(A)	Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment without Cause, through the date on which termination without Cause occurs, to be paid in accordance with the Company’s regular payroll practices,

(B)	provided the Executive executes, on or before the date that is fifty (50) days following the date of his termination of employment, a general release of employment liability claims against the Company and its Affiliates in substantially the form of Exhibit C attached hereto and does not revoke such release prior to the end of the seven day statutory revocation period, a cash lump sum payment made within sixty (60) days after termination of employment equal to (x) two times the Executive’s annual Base Salary, at the annual rate in effect in accordance with Section 4, above, immediately prior to such termination and (y) one times the higher of the targeted annual bonus for the year of such termination, if any, or the average of the Executive’s annual bonus payable by the Company or its subsidiaries for the three years immediately preceding the year of termination (or such shorter period during which the Executive has been employed by any of such entities),

(C)	any annual bonus awarded in accordance with the Company’s bonus program but not yet paid under Section 5 above, to be paid at the time such bonus would otherwise be due under Section 5 above, and reimbursement of business expenses incurred prior to termination of employment in accordance with Section 7 above,

(D)	the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof,

(E)	for a period of twenty-four months following the termination of the Executive’s employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substan- tially the same after-tax basis as if continued participation had been permitted; provided, however, that, in the event the Executive becomes reem ployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and

(F)	the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, determined in accordance with the applicable terms and provisions of such programs.

          (iii) In the event the Executive’s employment is terminated by (x) the Company without Cause within the twenty-four month period following a Change in Control (as defined in Exhibit A hereto) (the “Post-Change Period”) or (y) the Executive terminates his employment for “Good Reason” (as defined in Exhibit B hereto) during the Post-Change Period, the Executive shall be entitled to the following, paid in the case of amounts set forth in (B), (C) (D), and where applicable, (G) below within 60 days after termination of employment:

(A)	Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment, through the date on which termination occurs, to be paid in accordance with the Company’s regular payroll practices,

(B)	a cash lump sum payment equal to two times the Executive’s annual Base Salary, at the rate in effect in accordance with Section 4, above, or immediately prior to such termination or Change in Control, whichever is greater,

(C)	a cash lump sum payment equal to two times the higher of (i) the average annual bonus awarded to the Executive by the Company or its subsidiaries in the three years prior to the year in which the Change in Control occurs (or shorter period during which the Executive had been employed by any of such entities) or (ii) the Executive’s target annual bonus for the year of termination,

(D)	a cash lump sum payment equal to (i) the higher of (x) the bonus actually awarded to the Executive by the Company for the year immediately preceding the year in which the Change in Control occurs or (y) the targeted amount of bonus that would have been awarded to the Executive in respect of the year in which the termination of employment occurs, multiplied by (ii) a fraction, the numerator of which is the number of months or fraction thereof in which the Executive was employed by the Company in the year of termination of employment, and the denominator of which is 12,

(E)	options to purchase equity securities of the Company or other rights with respect to equity securities of the Company held by the Executive shall immediately vest in full and shall continue to be exercisable for three years from the date of termination of employment, notwithstanding the Executive’s termination of employment, or the original full term of the option or other right, if shorter,

(F)	for a period of twenty-four months following the termination of the Executive’s employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; provided, however, that, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and

(G)	full and immediate vesting as of the date of termination under the Company’s retirement plans that are not qualified under Code Section 401(a), and, with regard to those retirement plans that are qualified under Code Section 401(a) (other than those where any unvested benefit is paid through a plan that is not subject to Code Section 401(a)), an economically equivalent benefit as if the unvested benefit under any plan qualified under Code Section 401(a) fully and immediately vested shall be paid in a cash lump sum to the Executive within sixty (60) days after termination of employment.

     Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in (A)-(G) above, subject to the proviso below, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within one year prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control; provided, however, that in such event, (x) the Executive shall be entitled to the benefits and payments provided under Section 8(d)(ii) in the form and at the times provided thereunder, and (y) the Executive shall also be entitled to the benefits and payments provided under Section 8(d)(iii) in the form and at the times provided under Section 8(d)(iii) payable on a Change in Control, but solely to the extent that the benefits and payments under Section 8(d)(iii) exceed the benefits and payments under Section 8(d)(ii).

     (iv) If, in situations where Section 8(d)(iii) does not apply, at any time during the term of the Executive’s employment hereunder, (x) duties are assigned to the Executive that constitute a material diminution in his duties as described under Section 3 hereof, or (y) the Company does not cure any other material breach by it of any provision of Sections 3 through 7, 14 and 17 of this Agreement within 30 calendar days following written notice of same by the Executive (which written notice must be given within 30 calendar days after such breach), the Executive shall have the right to terminate his employment within 30 calendar days of the Company’s failure to rescind such assignment or of such failure to cure a breach, as the case may be, in both cases in accordance with the proviso below and such termination shall be deemed a termination by the Company without Cause under Section 8(d)(ii), above, provided, in the event of (x) or (y) above, the Executive shall have given the Company written notice of his decision within 30 calendar days of such occurrence and shall not, within 30 calendar days thereafter, have had the assignment of such duties rescinded or the material breach cured.

     (e) VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may voluntarily terminate his employment prior to the expiration of the term of this Agreement upon at least thirty (30) days’ prior written notice to the Company (or if the Board deems a longer period necessary to effect an orderly transition, the Board may, by prompt written notice to the Executive, extend the termination date up to an additional sixty (60) days), provided such termination shall constitute a voluntary termination and, except as provided in Section 8(d)(iii) or Section 8(d)(iv), above, in such event the Executive shall be limited to the same rights and benefits as applicable to a termination by the Company for Cause as provided in Section 8(c), above. A voluntary termination in accordance with this Section 8(e) shall not be deemed a breach of this Agreement. A termination of the Executive’s employment due to disability or death as described in Section 8(b) or 8(a), above, a termination by the Executive which the Executive is entitled to treat as a termination by the Company pursuant to Section 8(d), above, or a termination by the Executive under Section 8(d)(iv), above, shall not be deemed a voluntary termination within the meaning of this Section 8(e). For the avoidance of doubt, a notice of non-renewal of the Agreement pursuant to Section 2 above issued by the Executive shall not be considered a voluntary termination within the meaning of this Section 8(e).

     9. EXCISE TAX PAYMENTS.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit or accelerated vesting or exercisability of any award) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or similar excise tax), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), (ii) the aggregate amount of the Executive’s Parachute Payments (as defined in Section 280G(b)(2)(A) of the Code) is less than 3.25 times the Executive’s Base Amount (as defined in Section 280G(b)(3)(A) of the Code), and (iii) no such Payment would be subject to the Excise Tax if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by up to 20 percent, then the payments set forth in Section 8(d)(iii)(B) and (C) will each be reduced to the smallest extent possible (and in no event by more than 20 percent in the aggregate) such that no Payment is subject to the Excise Tax.

     (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) the aggregate amount of the Executive’s Parachute Payments equals or exceeds 3.25 times the Executive’s Base Amount, (ii) the aggregate amount of the Executive’s Parachute Payments is less than 3.25 times the Base Amount but one or more Payments would be subject to the Excise Tax even if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by 20 percent, or (iii) notwithstanding a reduction in payments pursuant to Section 9(a) above, an Excise Tax is payable by the Executive on one or more Payments, then, in any such case, Payments shall not be reduced and the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any income or Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

     (c) Subject to the provisions of Section 9(d), all determinations required to be made under this Section 9, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by a nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Executive’s employment, if applicable, or such earlier time as is reasonably requested. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(c), shall be paid to the Executive within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 9(c) shall be binding upon the Company and the Executive, subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments are referred to herein as the “Gross-Up Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

     (d) The Executive shall notify the Company in writing of any claim by the United States Internal Revenue Service that, if successful, would require the payment by the Executive of any Excise Tax and, therefore, the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires, in good faith, to contest such claim (which notice shall set forth the bases for such contest) and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall, in good faith:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall, in good faith, reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate, in good faith, in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of all costs and expenses.

     Without limitation on the foregoing provisions of this Section 9(d), the Company shall, exercising good faith, control all proceedings taken in connection with such contest and, at its sole option (but in good faith), may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option (but in good faith), either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(d)) promptly pay to the Company, as the case may be, the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     Notwithstanding any provision herein to the contrary, the Executive’s failure to strictly comply with the notice provisions set forth in this Section 9, so long as such failure does not prevent the Company from contesting an excise tax claim, shall not adversely affect the Executive’s rights under this Section 9.

     Subject to any earlier time limits set forth in this Section 9, all payments and reimbursements to which the Executive is entitled under this Section 9 shall be paid to or on behalf of the Executive not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive (or the Company, on the Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability under Section 9(d), not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).

     10. NO MITIGATION; NO OFFSET.

     In the event of any termination of employment under Section 8, above, the Executive shall be under no obligation to mitigate damages or seek other employment, and, except as expressly set forth herein, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

     11. NONCOMPETITION AND NONSOLICITATION.

     The Executive represents and warrants that, to the best of his knowledge, he is not using the confidential or proprietary information of any other person in violation of any agreement or rights of others known to him. The Executive agrees that the products of the Company and its Affiliates shall constitute the exclusive property of the Company and its Affiliates.

     For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment (whether or not pursuant to the terms of this Agreement) or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to the financial products insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “knowhow”) while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

     Since Executive has obtained and is likely to obtain in the course of Executive’s employment with the Company and its Affiliates knowledge of trade names, trade secrets, knowhow, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, Executive hereby undertakes that:

     (i) Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any officer or employee of the Company or its Affiliates (or any individual who was within the prior twelve months an officer or employee of the Company or its Affiliates), or encourage, entice, solicit or endeavor to encourage, entice or solicit any individual to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates;

     (ii) Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any customer or client of the Company and its Affiliates, on the other hand, (including any reinsured party) who during the period of twenty-four months immediately preceding such termination shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker who during the period of twenty-four months immediately preceding such termination shall have supplied services to any such person, nor will Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided; and \

     (iii) Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), engage in any activities in Bermuda, the United Kingdom or the United States if such activities are competitive with the businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive’s employment were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates.

     The provisions of the immediately preceding sentence shall continue as long as the Executive is employed by the Company or its Affiliates and such provisions shall continue in effect after such employment is terminated for any reason under Section 8 until the first anniversary of such termination, provided that if such employment is terminated by the Company under Section 8(d)(iii) or by the Executive under Section 8(d)(iii), the provisions of clauses (ii) and (iii) shall automatically terminate upon such termination of employment, unless the Company elects, in writing, upon such termination to continue the provisions of clauses (ii) and (iii) in effect through the six-month anniversary of such termination of employment, in which case the Company shall be obligated to pay the Executive, in addition to any of the Executive’s rights under Section 8(d)(iii), a lump sum payment equal to the sum of (x) six months of his Base Salary and (y) one half of the Executive’s average annual bonus payable by the Company or its subsidiaries for the three years (or shorter period of employment by any of such entities) immediately preceding the year of termination, and such lump sum payment shall be made within sixty (60) days following termination of employment.

     For purposes of this Agreement, an “Affiliate” of the Company means any person, directly or indirectly, through one or more intermediaries, controlled by the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

     The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of Executive.

     While the restrictions aforesaid are stated to be reasonable in all the circumstances it is also recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or the geographic or other scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

     Nothing contained in this Section 11 shall limit in any manner any additional obligations to which Executive may be bound pursuant to any other agreement or any applicable law, rule or regulation and Section 11 shall apply, subject to its terms, after employment has terminated for any reason.

     12. CONFIDENTIAL INFORMATION.

     The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is necessary to the performance by the Executive of his duties in the employ of the Company, any confidential, proprietary, secret, or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application and this Section 12 shall apply in accordance with its terms after employment has terminated for any reason. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Compensation Committee as evidenced by the signature of the Company’s General Counsel.

     13. WITHHOLDING.

     Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

     14. SUBSIDIARY SERVICES AND GUARANTEE.

     (a) Each of SCA Holdings US Inc, and XL Financial Assurance Ltd. (together, the “Guarantors”) hereby agrees to be jointly and severally liable, together with the Company, for the performance of all obligations and duties, and the payment of all amounts, due to the Executive under this Agreement.

     (b) All of the terms and provisions of this Agreement relating to the Executive’s employment by the Company shall likewise apply mutatis mutandis to the Executive’s employment by any of its subsidiaries, it being understood that if the Executive’s employment with the Company is terminated, his employment with its subsidiaries shall also be terminated and the Executive shall be required to resign immediately from all directorships and other positions held by the Executive in the Company and its subsidiaries or in any other entities in respect of which the Executive was acting as a representative or designee of the Company or its subsidiaries in connection with his employment.

     15. ENTIRE AGREEMENT.

     This Agreement, together with the Exhibits, contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and the Executive with respect thereto, including without limitation, the Prior Agreement.

     16. ASSIGNABILITY; BINDING NATURE.

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

     17. INDEMNIFICATION.

     The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in his capacity as an officer, director or employee of the Company or its Affiliates or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate. In addition, he shall be covered by a directors’ and officers’ liability policy with coverage for all directors and officers of the Company in an amount equal to at least US$25,000,000. Such directors’ and officers’ liability insurance shall be maintained in effect for a period of six years following termination of the Executive’s employment for any reason other than pursuant to Section 8(c) or Section 8(e) hereof.

     18. SETTLEMENT OF DISPUTES.

     (a) Any dispute between the Parties arising from or relating to the terms of this Agreement or the Executive’s employment with the Company or its Affiliates shall, except as provided in Section 18(b) or Section 18(c), be resolved by binding arbitration held in New York City in accordance with the rules of the American Arbitration Association.

     (b) Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Section 11 or 12. Accordingly, Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Section 11 or 12 in any Federal or state court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom, or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which Executive maintains his residence or his principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of Executive known to the Company or its Affiliates, or in any other manner authorized by law. Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any breach by Executive of his obligations under Section 11 or 12 he will forfeit any and all bonus and rights to any payments to which he might otherwise then be entitled by virtue hereof and such payments may be suspended so long as any good faith dispute with respect thereto is continuing; provided, however, that payments, benefits and other rights and privileges of the Executive under this Agreement following termination of the Executive’s employment during a Post Change Period shall not be forfeited, suspended, offset, diminished or otherwise altered in any way on account of any breach or prospective breach of Section 11, Section 12 or any other provision of this Agreement alleged by the Company.

     (c) Notwithstanding any other provision of this Agreement, the Executive may elect to resolve any dispute involving a breach or alleged breach of this Agreement following termination of the Executive’s employment during a Post-Change Period in any Federal or State court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom. The Company hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any such actions or proceedings instituted by the Executive, and the Company agrees that process in any or all of such actions or proceedings may be served by registered mail or delivery, addressed to the Company as set forth in Section 22, or in any other manner authorized by law. The Company shall pay all costs associated with any court proceeding under this Section 18(c) without regard to the outcome of such proceeding, including all legal fees and expenses of the Executive, who shall be reimbursed for all such costs within thirty (30) days following written demand therefor by the Executive (which written demand shall be made no later than six (6) months following the end of the calendar year in which such costs were incurred).

     (d) Each Party shall bear its own costs incurred in connection with any proceeding under Sections 18(a) or 18(b) hereof, including all legal fees and expenses; provided, however, that the Company shall bear all such costs of the Executive (to the extent such costs are reasonable) if the Executive substantially prevails in the proceeding. Following the final determination of the dispute in which the Executive has substantially prevailed, the Company shall reimburse all such reasonable costs within thirty (30) days following written demand therefore (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within sixty (60) days following the final determination of the dispute; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the cost is incurred. Notwithstanding the foregoing, in the event a final determination of the dispute has not been made by December 1 of the year following the calendar year in which the cost is incurred, the Company shall, within thirty (30) days after such December 1, reimburse such reasonable costs (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Company within ten (10) business days following the final determination if the Executive did not substantially prevail in the dispute.

     19. HOUSING BENEFIT.

     The Executive shall be paid a monthly housing allowance by the Company equal to the amount set forth below while employed by the Company. The amount will be paid on a monthly basis at the time regular monthly payroll is paid. The monthly payments for the period ending June 30, 2006 will be $15,000 per month, the payments for the twelve month period beginning July 1, 2006 will be $10,000 per month, and the payments for the period after July 1, 2008 will be $5,000 per month. Payment of the housing allowance set forth herein will cease upon termination of the Executive’s employment with the Company and its Affiliates; provided, however, that if the Executive’s employment is terminated by the Company for any reason other than death or Cause (including by the Company giving notice of nonrenewal under Section 2 above), or if the Executive terminates his employment under Sections 8(b), 8(d)(iii) or 8(d)(iv) above, the Executive will receive, in a single lump sum within sixty (60) days after termination of employment, an amount equal to any remaining housing allowance payments scheduled to be paid to the Executive as set forth above for the longer of (x) six (6) months following such termination of employment and (y) until July 31, 2009 (the longer of (x) and (y), the “Continuation Period”). In the event of the death of the Executive, the spouse or estate of the Executive will continue to receive monthly housing allowance payments during the Continuation Period or until the principal personal residence purchased by the Executive on July 1, 2005 in Wil-ton, Connecticut for use by him and his family upon his relocation to the United States (the “Principal Residence”) is sold, whichever is earlier.

     20. PRINCIPAL RESIDENCE.

     The Company shall reimburse the Executive for any Loss, as computed below, incurred by the Executive on the sale of his Principal Residence if such sale closes on or prior to June 30, 2010 and, except as expressly set forth below, prior to the Executive’s termination of employment with the Company and its Affiliates for any reason other than his death (the period of protection against loss is referred to herein as the “Loss Protection Period”). Any Loss incurred by the Executive during the Loss Protection Period shall be computed as follows: A “Loss” shall mean at any time during the Loss Protection Period, that the purchase price paid by the Executive for the Principal Residence exceeds the higher of (i) the sale price received by the Executive for the Principal Residence during the Loss Protection Period or (ii) the average of two independent appraisals of the fair market value of the Principal Residence as of the date of execution of the purchase and sale agreement for the sale of the Principal Residence by the Executive (one of such independent appraisers shall be selected by the Company and the other shall be selected by the Executive). Such amount shall be paid by the Company to the Executive within thirty (30) days following closing of the sale and receipt of the necessary appraisals (which shall be submitted within forty-five (45) days after such sale). Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company for any reason other than death or Cause (including by the Company giving notice of nonrenewal under Section 2 above), or if the Executive terminates his employment under Section 8(b), 8(d)(iii) or 8(d)(iv) above, the Loss Protection Period will not end until the earlier of twenty-four months following such termination of employment or June 30, 2010. In the event the Executive’s employment terminates due to his death, the Loss Protection Period will continue through June 30, 2010 and any amount payable, as set forth above, shall be paid to the Executive’s spouse or estate. The cost of the appraisals required under this Section shall be paid by the Company.

     21. AMENDMENT OR WAIVER.

     No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except as set forth in Exhibit B, any waiver must be in writing and signed by the Executive or a duly authorized officer of the Company, as the case may be.

     22. NOTICES.

     Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently by similar process give notice of:

If to the Company:

Security Capital Assurance Ltd
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM11, Bermuda

Att’n:	Executive Vice President and
Chief Financial Officer

If to the Executive:

To the last address delivered to
the Company by the Executive in
the manner set forth herein.

23. [intentionally omitted]

24. SEVERABILITY.

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     25. SURVIVORSHIP.

     The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     26. REFERENCE.

     In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

     27. GOVERNING LAW.

     This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

     28. SECTION 409A.

     (a) The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

     (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 28(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

     (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

     (d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

     (e)(i) The Company shall indemnify the Executive, as provided in this subsection (e), if the Executive incurs additional tax under Code Section 409A as a result of a violation of Code Section 409A (each an “Indemnified Code Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Executive), (2) the Company’s failure to administer this Agreement or any benefit plan or program in accordance with its written terms (such written terms, the “Plan Document”), or (3) following December 31, 2008, the Company’s failure to maintain the Plan Documents in compliance with Code Section 409A; provided, that the indemnification set forth in clause (3) shall not be available to the Executive if (x) the Company has made a reasonable, good faith attempt to maintain the applicable Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the applicable Plan Document in compliance with Code Section 409A but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the applicable Plan Document not (or no longer) complying with Code Section 409A (except that, if the Company is permitted by such authority or other authority to amend the Plan Document to bring the Plan Document into compliance with Code Section 409A and fails to do so, then such indemnification shall be provided).

     (ii) In the event of an Indemnified Code Section 409A Violation, the Company shall reimburse the Executive for (1) the 20% additional income tax described in Code Section 409A(a)(1)(B)(i)(II) (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Code Section 409A Violation), and (2) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Code Section 409A Tax”). In addition, in the event of an Indemnified Code Section 409A Violation, the Company shall make a payment (the “Code Section 409A Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Code Section 409A Gross-Up Payment, shall be equal to the Code Section 409A Tax. The procedures set forth in Section 9(c) and 9(d) with respect to the Gross-Up Payment shall also apply to the payment of the Code Section 409A Tax and the Code Section 409A Gross-Up Payment (including, without limitation, the Company’s right to contest the Code Section 409A Tax); provided, that, in addition to such procedures, the Executive shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Code Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Executive hereunder.

     (f) Any payment made by the Company in respect of any taxes imposed with regard to the Company’s obligation to provide benefits in lieu of continued medical plan coverage shall be paid to the Executive, his dependents or the applicable taxing authority on their behalf, no later than the due date of such taxes.

     29. HEADINGS.

     The heading of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     30. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts.

[signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SECURITY CAPITAL ASSURANCE LTD

By:	/s/Susan Comparato
Name:	Susan Comparato
Title:	Senior Vice President
and General Counsel

PAUL S. GIORDANO

/s/Paul S. Giordano

GUARANTORS:

SCA HOLDINGS US INC

By:	/s/Susan Comparato

Name:	Susan Comparato
Title:	Managing Director

XL FINANCIAL ASSURANCE LTD

By:	/s/Tom Currie
Name:	Tom Currie
Title:	Senior Vice President

EXHIBIT A

CHANGE IN CONTROL

     For purposes of this Agreement, “Change in Control” shall mean:

     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (unless a Person’s ownership of the acquiring corporation results in that Person directly or indirectly owning 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities); or (iv) any acquisition by XL Capital Ltd or its wholly owned subsidiaries unless, at any time after the Effective Date and prior to such acquisition, XL Capital Ltd and its subsidiaries own less than 30% of the Outstanding Company Voting Securities;

     (ii) during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

     (iii) consummation of a reorganization, scheme of arrangement, merger, consolidation or similar transaction (collectively, a “Transaction”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Transaction, do not, following such Transaction, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Transaction in substantially the same proportions as their ownership, immediately prior to such Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

     (iv) consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

     (v) approval by the shareholders of the Company of a complete liquidation or dissolution (or similar transaction) of the Company.

A-2

EXHIBIT B

GOOD REASON

     For purposes of this Agreement, “Good Reason” shall mean any of the following, unless done with the prior express written consent of the Executive:

     (i) A material diminution in the Executive’s base compensation;

     (ii) A material diminution in the Executive’s authority, duties, or responsibilities;

     (iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that a Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

     (iv) A material diminution in the budget over which the Executive retains authority;

     (v) A material change in the geographic location at which the Executive must perform the services; or

     (vi) Any other action or inaction that constitutes a material breach by the service recipient of the agreement under which the Executive provides services.

     Notwithstanding any provision in this Agreement to the contrary, the Executive must give written notice of his intention to terminate his employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and the Company shall have thirty (30) days from such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition. Any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission. Any termination hereunder shall occur within 120 days after the Good Reason event occurs.

EXHIBIT C

Form of General Release and Covenant Not to Sue

1.	General Release of Claims. In consideration for the payments and benefits paid to you under Section 8 of the Agreement, you hereby release and forever discharge the Company, XL Global Services, Inc. and any and all of their respective affiliates, predecessors, successors, assigns, and their respective officers, directors, administrators and employees (the “Released Parties”) of and from all actions, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, included but not limited to those arising under the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The New York State Human Rights Law Section 196 ET SEQ., the New York City Administrative Code, as amended, and any and all other federal, state, and local laws, rules and regulations prohibiting, without limitation, discrimination in employment, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement (the “Claims”); provided, however, that you are not waiving any right to claim benefits under qualified employee benefit plans, any right of indemnification, any rights to directors and officers’ liability insurance or any amounts due to you on termination under your employment agreement with the Company.

2.	Effect of General Release; Limitations on General Release. You understand that by signing this General Release you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released hereby.

However, nothing in the General Release of Claims above precludes you from filing a charge with an administrative agency or from participating in an agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

3.	Covenant Not to Sue. In addition to waiving and releasing the claims and rights covered by the General Release of Claims, you promise not to sue the Company or any other Released Party in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release of Claims. This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release. If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages. More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either: (1) pay that Released Party’s attorneys’ fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party’s option, return to the Company all of the severance pay provided to you under Section 8 of the Agreement, except for one-hundred dollars ($100.00). In the event of such violation, the Company will also be excused from providing you any remaining severance payments under Section 8 of the Agreement. However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

4.	Knowing and Voluntary Decision to Sign. You further agree that no statements, representations, promises, threats or suggestions have been made by the Company or its representatives, officers, or employees to influence you to sign this General Release except such statements as are expressly set forth herein. You have signed this General Release upon reaching the considered conclusion that it is best for you, and of your own free will, relying entirely upon your own judgment, and the judgment of such lawyers and other personal advisors who you have chosen to consult. You further acknowledge that you are under no disability or impairment, which affects your decision to sign this General Release.

5.	Time to Consider the Agreement. You have actually read this General Release, and have had adequate time of at least 21 days to consider its terms and effect, and to ask any questions that you may have of the legal or other personal advisors of your own choosing.

6.	Subsequent Facts. No fact, evidence, event or transaction currently unknown to you but which may hereafter become known to you shall affect in any way or manner the final and unconditional nature of this General Release.

READ, ACCEPTED & AGREED

_____________________________________
Paul S. Giordano

_____________________________________
Dated

C-2-